Exhibit 99.2

For more information:

Vince Grisell, 816-842-8181

investorrelations@inergyservices.com

FOR IMMEDIATE RELEASE

Inergy Completes Distribution

of Inergy Midstream Units to Unitholders

Kansas City, MO (June 19, 2013) –Inergy, L.P. (NYSE: NRGY) (Inergy), announced today that it has completed the previously announced distribution on a pro rata basis to Inergy unitholders of record on the record date of the approximately 56.4 million common units of Inergy Midstream, L.P. (NYSE: NRGM) (NRGM) previously held by Inergy.

In connection with the distribution of the NRGM common units, each Inergy unitholder of record on the record date of June 14, 2013, received 0.432052 NRGM common units for each Inergy unit representing limited partner interests held by such unitholder (the NRGM Unit Distribution). No fractional NRGM common units were distributed. Each Inergy unitholder that would have been entitled to receive a fractional unit in the NRGM Unit Distribution received a cash payment equal to the value of such fractional unit based on the closing price of NRGM’s common units, as quoted on the New York Stock Exchange (NYSE), on June 17, 2013.

Trading of NRGY Units

Inergy common units trading on the NYSE will be quoted “ex-distribution” at the market open today; and thus, the Inergy common unit price is expected to reflect the market value of the NRGM units that were distributed directly to Inergy unitholders.

Composition of Future Inergy Cash Distributions

Inergy unitholders, subject to board approval, should expect to continue to receive total quarterly cash distributions per Inergy common unit in the amount of $0.29 per quarter ($1.16 annualized) or more, comprised of separate cash distributions received directly from NRGM and directly from Inergy. Based upon the most recently declared quarterly cash distribution of $0.395 per NRGM common unit ($1.58 annualized), Inergy unitholders who receive the NRGM Unit Distribution described above are expected to receive quarterly cash distributions paid by NRGM per quarter in the amount of $0.17 ($0.68 annualized) per Inergy common unit they own.

Tax Consequences of the NRGM Unit Distribution

For disclosure regarding the anticipated U.S. federal income tax purposes to Inergy unitholders of the NRGM Unit Distribution, please see Inergy’s Form 8-K filed on June 18, 2013.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics, transportation, and marketing business that serves customers in the United States and Canada. Through its general partner interest in Inergy Midstream, L.P., Inergy is also engaged in the development and operation of natural gas, NGL and crude oil storage, transportation, and logistics businesses in the Northeast region of the United States and in North Dakota.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership engaged in the development and operation of natural gas, NGL and crude oil storage, transportation, and logistics businesses in the Northeast region of the United States and in North Dakota.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law such as statements regarding Inergy’s trading price after the distribution and Inergy and NRGM’s future cash distributions. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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